FORM 3
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

                                  UNITED STATES SECURITIES AND EXCHANGE COMMISSION                 -------------------------------
                                               Washington, D.C. 20549                                   OMB APPROVAL
                                                                                                    ------------------------------
                               INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES              OMB Number        3235-0104
                                                                                                    Expires:  January 31, 2005
                                                                                                    Estimated average burden
                                                                                                    hours per response......0.5
                  Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,           ------------------------------
(Print or Type       Section 17(a) of the Public Utility Holding Company Act of 1935
Responses)                or Section 30(h) of the Investment Company Act of 1940
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
 1. Name and Address of Reporting Person*   2. Date of Event     4. Issuer Name and Ticker or Trading Symbol
                                               Requiring         Polymer Group, Inc. (POLGV)
 MatlinPatterson LLC(1)                        Statement
-------------------------------------------    Month/Day/Year)   -----------------------------------------------------------------
 (Last)             (First)         Middle)    03/6/03           5. Relationship of Reporting     6. If Amendment, Date of
                                            ------------------      Person(s)to Issuer               Original (Month/Day/Year)
            520 Madison Avenue              3. I.R.S.               (Check all applicable)          N/A
-------------------------------------------    Identification       ___Director      x 10% Owner  --------------------------------
                  Street                       Number of                            ---           7. Individual or Joint/Group
                                               Reporting            ___Officer      ___Other         Filing (Check Applicable Line)
                                               Person, if an           (give title     (specify      __Form filed by One Reporting
New York             NY              10022     entity                   below)          below)       Person
                                               (voluntary)           ------------------------        x  Form filed by More than One
                                                                                                     Reporting Person
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(City)             (State)           (Zip)                      Table I - Non-Derivative Securities Beneficially Owned
----------------------------------------------------------------------------------------------------------------------------------
 1. Title of Security                           2. Amount of Securities        3. Ownership      4. Nature of Indirect Beneficial
   (Instr. 4)                                      Beneficially Owned             Form              Ownership (Instr. 5)
                                                   (Instr. 4)                     Direct (D)
                                                                                  or Indirect
                                                                                  (I)(Instr. 5)
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 Class A Common Stock                              5,499,445                    I (2)               See footnote
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Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction 5(b)(v).

                  Persons who respond to the collection of information
                  contained in this form are not required to respond unless                                                 (Over)
                  the form displays a currently valid OMB control number.                                          SEC 1473 (7.02)
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 FORM 3               Table II - Derivative Securities Beneficially Owned (e.g., puts, calls, warrants,
   (continued)                                options, convertible securities)
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
 1. Title of Derivative    2. Date Exer-            3. Title and Amount of      4. Conversion     5. Ownership    6. Nature of
    Security                  cisable and              Securities                  or Exercise       Form of         Indirect
    (Instr. 4)                Expiration Date          Underlying                  Price of          Derivative      Beneficial
                              (Month/Day/Year)          Derivative Security        Derivative        Security:       Ownership
                                                       (Instr. 4)                  Security          Direct          (Instr. 5)
                            -------------------       -------------------------                      (D) or
                             Date       Expira-         Title           Amount                       Indirect
                             Exer-      tion                            or                           (I)
                             cisable    Date                            Number                       (Instr. 5)
                                                                        of
                                                                        Shares
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 Junior Subordinated       Currently   12/31/07      Class A Common    5,227,749  $7.29             I (3)           See footnote
 Convertible Notes,                                  Stock
 $38,119,000 principal
 amount


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        Explanation of Responses:
             See footnotes on continuation pages 3-6 of this filing               /s/ Mark R. Patterson       March 6, 2003
                                                                                 -------------------------   --------------
                                                                                  **As Member for                 Date
                                                                                  MatlinPatterson LLC
 **Intentional misstatements or omissions of facts constitute Federal Criminal
 Violations.                                                                      /s/ Mark R. Patterson       March 6, 2003
      See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                  -------------------------   --------------
                                                                                  **As Director of               Date
                                                                                  MatlinPatterson Global
                                                                                  Partners LLC, general
                                                                                  Partner for
                                                                                  MatlinPatterson Global
                                                                                  Opportunities Partners
                                                                                  L.P.

                                                                                  /s/ Mark R. Patterson       March 6, 2003
                                                                                 -------------------------   --------------
                                                                                  **As Director of               Date
                                                                                  MatlinPatterson Global
                                                                                  Partners LLC, general
                                                                                  MatlinPatterson Global
                                                                                  Partner for
                                                                                  Opportunities Partners
                                                                                  B, L.P.

                                                                                  /s/ Mark R. Patterson       March 6, 2003
                                                                                 -------------------------   --------------
                                                                                  **As Chairman for               Date
                                                                                  MatlinPatterson Asset
                                                                                  Management LLC

                                                                                  /s/ Mark R. Patterson       March 6, 2003
                                                                                 -------------------------   --------------
                                                                                  **As Director of                Date
                                                                                  MatlinPatterson Global
                                                                                  Partners LLC, general
                                                                                  Partner for
                                                                                  MatlinPatterson Global
                                                                                  Opportunities Partners
                                                                                  (Bermuda) L.P.

                                                                Page 2 of 7
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                                                                                  /s/ Mark R. Patterson       March 6, 2003
                                                                                 -------------------------   --------------
                                                                                  **As Director for               Date
                                                                                  MatlinPatterson Global
                                                                                  Partners LLC

                                                                                  /s/ Mark R. Patterson       March 6, 2003
                                                                                 -------------------------   --------------
                                                                                  **As Chairman for               Date
                                                                                  MatlinPatterson Global
                                                                                  Advisers LLC

                                                                                  /s/ Mark R. Patterson       March 6, 2003
                                                                                 -------------------------   --------------
                                                                                  **In his individual             Date
                                                                                  capacity

                                                                                  /s/ David J. Matlin         March 6, 2003
                                                                                 -------------------------   --------------
                                                                                  **In his individual             Date
                                                                                  capacity


                   Note:   File three copies of this Form, one of which must be manually signed.  If space is insufficient,
                                                                                           See Instruction 6 for procedure.


                       Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

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Reporting Person:  MatlinPatterson LLC

Issuer Name and Ticker Symbol:  Polymer Group, Inc. (POLGV)

Date of Event Requiring Statement:   3/6/03

Footnotes

(1) Please see attached Joint Filer Information. The Reporting Person is filing solely in its capacity as indirect beneficial owner of securities.

(2) MatlinPatterson Global Opportunities Partners L.P. is the direct beneficial owner of 5,499,445 shares of Class A Common Stock. MatlinPatterson Global Opportunities Partners (Bermuda) L.P. owns a 25.2% undivided interest and MatlinPatterson Global Opportunties Partners B, L.P. owns a 2.4% undivided interest in and to the 5,499,445 shares of Class A Common Stock owned by MatlinPatterson Global Opportunities Partners L.P. MatlinPatterson Global Partners LLC ("Matlin Partners") is the general partner of MatlinPatterson Global Opportunities Partners L.P., MatlinPatterson Global Opportunities Partners (Bermuda) L.P. and MatlinPatterson Global Opportunities Partners B, L.P. MatlinPatterson Global Advisers LLC ("Matlin Advisors") is the investment advisor to MatlinPatterson Global Opportunities Partners L.P., MatlinPatterson Global Opportunities Partners (Bermuda) L.P. and MatlinPatterson Global Opportunities Partners B, L.P. MatlinPatterson Asset Management LLC ("Matlin Asset Management") is the mananging member of Matlin Partners and Matlin Advisors. MatlinPatterson LLC ("MatlinPatterson") is the managing member of Matlin Asset Management. David J. Matlin and Mark R. Patterson each own 50% of the membership interests of MatlinPatterson. Matlin Partners, MatlinPatterson Global Opportunities Partners L.P., MatlinPatterson Global Opportunities (Bermuda) L.P., MatlinPatterson Global Opportunities Partners B, L.P., Matlin Asset Management, Matlin Advisors, MatlinPatterson, David J. Matlin and Mark
R. Patterson each disclaim beneficial ownership of the reported securities except to the extent of their pecuniary interests therein.

(3) MatlinPatterson Global Opportunties Partners L.P. is the direct beneficial owner of Junior Subordinated Convertible Notes exercisable for 5,227,749 shares of Class A Common Stock. MatlinPatterson Global Opportunities Partners (Bermuda) L.P. owns a 25.8% undivided interest in and to the Junior Subordinated Convertible Notes exercisable for 5,227,749 shares of Class A Common Stock. Matlin Partners is the general partner of MatlinPatterson Global Opportunities Partners L.P. and MatlinPatterson Global Opportunities Partners (Bermuda) L.P. Matlin Advisors is the investment advisor to MatlinPatterson Global Opportunities Partners L.P. and MatlinPatterson Global Opportunities Partners (Bermuda) L.P. Matlin Asset Management is the mananging member of Matlin Partners and Matlin Advisors. MatlinPatterson is the managing member of Matlin Asset Management. David J. Matlin and Mark R. Patterson each own 50% of the membership interests of MatlinPatterson. Matlin Partners, MatlinPatterson Global Opportunities Partners L.P., MatlinPatterson Global Opportunities Partners (Bermuda) L.P., Matlin Asset Management, Matlin Advisors, MatlinPatterson, David J. Matlin and Mark R. Patterson each disclaim beneficial ownership of the reported securities except to the extent of their pecuniary interests therein.

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Reporting Person:  MatlinPatterson LLC

Issuer Name and Ticker Symbol:  Polymer Group, Inc. (POLGV)

Date of Event Requiring Statement:   3/6/03


Joint Filer Information

Each of the following filers have designated MatlinPatterson LLC as the ("Designated Filer") for purposes of the attached Form 3.


          (1)    MatlinPatterson Asset Management LLC
                 520 Madison Avenue
                 New York, New York  10022

          (2) MatlinPatterson Global Opportunities Partners L.P. 520 Madison Avenue
                 New York, New York  10022

          (3) MatlinPatterson Global Opportunities Partners (Bermuda) L.P. 520 Madison Avenue
                 New York, New York  10022

          (4) MatlinPatterson Global Opportunities Partners B, L.P. 520 Madison Avenue
                 New York, New York  10022

          (5)    MatlinPatterson Global Partners LLC
                 520 Madison Avenue
                 New York, New York 10022

          (6)    MatlinPatterson Global Advisers LLC
                 520 Madison Avenue
                 New York, New York 10022

          (7)    David J. Matlin
                 520 Madison Avenue
                 New York, New York 10022

          (8)    Mark R. Patterson
                 520 Madison Avenue
                 New York, New York 10022

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Date: March 6, 2003        MATLINPATTERSON ASSET MANAGEMENT LLC

                           By:  /s/ Mark R. Patterson
                                --------------------------------------
                                Name:   Mark R. Patterson
                                Title:  Chairman


Date: March 6, 2003        MATLINPATTERSON GLOBAL OPPORTUNITIES PARTNERS L.P.

                           By:  MatlinPatterson Global Partners LLC
                                as general partner

                           By:  /s/ Mark R. Patterson
                                --------------------------------------
                                Name:   Mark R. Patterson
                                Title:  Director



Date: March 6, 2003        MATLINPATTERSON GLOBAL OPPORTUNITIES PARTNERS
                                   (BERMUDA) L.P.

                               By:  MatlinPatterson Global Partners LLC
                                    as general partner

                               By:  /s/ Mark R. Patterson
                                    --------------------------------------
                                    Name:   Mark R. Patterson
                                    Title:  Director



Date: March 6, 2003        MATLINPATTERSON GLOBAL OPPORTUNITIES
                                    PARTNERS B, L.P.

                                    By:  MatlinPatterson Global Partners LLC
                                         as general partner

                               By:  /s/ Mark R. Patterson
                                    --------------------------------------
                                    Name:   Mark R. Patterson
                                    Title:  Director



Date: March 6, 2003        MATLINPATTERSON GLOBAL PARTNERS LLC

                               By:  /s/ Mark R. Patterson
                                    --------------------------------------
                                    Name:   Mark R. Patterson
                                    Title:  Director

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Date: March 6, 2003        MATLINPATTERSON GLOBAL ADVISERS LLC

                               By:  /s/ Mark R. Patterson
                                    --------------------------------------
                                    Name:   Mark R. Patterson
                                    Title:  Chairman



Date: March 6, 2003        DAVID J. MATLIN

                               By:  /s/  David J. Matlin
                                    --------------------------------------
                                    Name: David J. Matlin



Date: March 6, 2003        MARK R. PATTERSON

                               By:  /s/ Mark R. Patterson
                                    --------------------------------------
                                    Name: Mark R. Patterson


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